As filed with the Securities and Exchange Commission on March 21, 2025.

Registration No. 333-264628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

FS CREDIT REAL ESTATE INCOME TRUST, INC.

(Exact name of registrant as specified in governing instruments)

201 Rouse Boulevard

Philadelphia, PA 19112

(215) 495-1150

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Michael C. Forman

FS Credit Real Estate Income Trust, Inc.

201 Rouse Boulevard

Philadelphia, PA 19112

(215) 495-1150

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason W. Goode

Lindsey L. G. Magaro

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309-3424

(404) 881-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    Registration No. 333-264628

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (Registration No. 333-264628) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to add exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits.

(b) Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

10.1	Amended and Restated Independent Director Compensation Policy (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on November 13, 2024).

10.2	Second Amendment to Amended and Restated Loan and Servicing Agreement, dated as of April 23, 2024, by and among FS CREIT Finance MM-1 LLC, Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, Barings Finance LLC and FS CREIT Finance Holdings LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 29, 2024).

10.3	Amended and Restated Credit Agreement, dated as of April 24, 2024, among FS Credit Real Estate Income Trust, Inc., Barclays Bank PLC, City National Bank, the lenders party thereto, M&T Bank and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 29, 2024).

10.4	Maturity Date and Funding Period Extension Confirmation Letter and Amendment No. 12 to Master Purchase and Securities Contract, among Wells Fargo Bank, National Association, FS CREIT Finance WF-1 LLC, FS CREIT Finance Holdings LLC, and FS Credit Real Estate Income Trust, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on August 30, 2024).

10.5	Master Repurchase Agreement dated as of October 18, 2024 between FS CREIT Finance WF-2 LLC, and Wells Fargo, National Association (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on October 24, 2024).

10.6	Indenture dated as of October 21, 2024, by and among FS Rialto 2024-FL9 Issuer, LLC, Wilmington Trust, National Association, Computershare Trust Company, National Association and FS Credit Real Estate Income Trust, Inc. (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on October 24, 2024).

10.7	First Amendment to Master Repurchase Agreement and Securities Contract, dated as of November 8, 2024, among FS CREIT Finance NTX-1 LLC, FS Credit Real Estate Income Trust, Inc., and Natixis, New York Branch (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q, as filed by the Registrant with the SEC on November 14, 2024).

10.8	Amendment No. 13 to Master Repurchase and Securities Contract, among FS CREIT Finance WF-1 LLC, FS Credit Real Estate Income Trust, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on November 27, 2024).

10.9	Thirteenth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of January 28, 2025, between FS CREIT Finance GS-1 LLC and Goldman Sachs Bank USA (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on January 30, 2025).

10.10	Master Repurchase Agreement dated as of February 14, 2025 between FS CREIT Finance CB-1 LLC, and Citibank, N.A.(incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on February 19, 2025).

10.11

Guaranty dated as of February 14, 2025 made by FS Credit Real Estate Income Trust, Inc. in favor of Citibank, N.A. (incorporated by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on February 19, 2025).

10.12	Indenture dated as of February 19, 2025, by and among FS Rialto 2025-FL10 Issuer, LLC, Wilmington Trust, National Association, Computershare Trust Company, National Association and FS Credit Real Estate Income Trust, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on February 21, 2025).

Exhibit No.	Description

10.13	Eighth Amendment to Master Repurchase Agreement, dated as of February 21, 2025, between FS CREIT Finance BB-1 LLC and Barclays Bank PLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on February 27, 2025).

10.14	Class I Restricted Stock Unit Award Agreement, dated March 11, 2025, by and among FS Credit Real Estate Income Trust, Inc., FS Real Estate Advisor, LLC and Rialto Capital Management, LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on March 17, 2025).

10.15	Amendment No. 1 to the Class I Restricted Stock Unit Award Agreement, dated March 11, 2025, by and among FS Credit Real Estate Income Trust, Inc., FS Real Estate Advisor, LLC and Rialto Capital Management, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on March 17, 2025).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K, as filed by the Registrant with the SEC on March 21, 2025).

23.1*	Consent of Ernst & Young LLP

24.1*	Power of Attorney

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on March 21, 2025.

FS CREDIT REAL ESTATE INCOME TRUST, INC.

By:	/s/ Michael C. Forman
Michael C. Forman
Chief Executive Officer, President and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael C. Forman	Chief Executive Officer, President	March 21, 2025
Michael C. Forman	and Chairman
(Principal Executive Officer)

/s/ Edward T. Gallivan, Jr.	Chief Financial Officer	March 21, 2025
Edward T. Gallivan, Jr.	(Principal Financial Officer and Principal Accounting Officer)

*	Director	March 21, 2025
Jeffrey Krasnoff

*	Director	March 21, 2025
David J. Adelman

*	Director	March 21, 2025
Ryan N. Boyer

*	Director	March 21, 2025
James W. Brown

*	Director	March 21, 2025
Karen D. Buchholz

*	Director	March 21, 2025
Terence J. Connors

*	Director	March 21, 2025
John A. Fry

*	Director	March 21, 2025
David Schiff

*	Director	March 21, 2025
William Hankowsky

*By:	/s/ Michael C. Forman
Michael C. Forman
Attorney-in-fact